Exhibit 23.2

KPMG LLP
600 de Maisonneuve Blvd West

Suite 1500, Tour KPMG

Montréal (Québec) H3A 0A3

Tel. 514-840-2100

Fax. 514-840-2187

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BELLUS Health Inc.

We consent to the use of our report dated February 23, 2022 with respect to the consolidated financial statements of BELLUS Health Inc., which comprise the consolidated statements of financial position as of December 31, 2021 and 2020, the related consolidated statements of loss and other comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2021 and 2020, and the related notes, incorporated by reference in this Registration Statement of Form S-8.

April 19, 2022

Montreal, Canada